EXHIBIT 3.3

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SCIQUEST, INC.

SCIQUEST, INC., a corporation organized and existing under and by virtue of the laws of the General Corporate Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of SciQuest, Inc., by unanimous written consent of its members in accordance with Section 141 of the General Corporation Law of the State of Delaware, filed with the minutes of the board, duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of said corporation. The resolution setting forth the proposed amendments is as follows:

RESOLVED, that the Second Amended and Restated Certificate of Incorporation of this corporation be amended by deleting the first paragraph of Article Fourth thereof and substituting the following in lieu thereof:

The Corporation shall be authorized to issue 100,000,000 shares of capital stock, of which 90,000,000 shares shall be shares of Common Stock having a par value of $0.001 per share (“Common Stock”), and of which 10,000,000 shares shall be Preferred Stock having a par value of $0.001 per share (“Preferred Stock”).

Upon this Certificate of Amendment to the Second Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every seven and one-half (7 ½) shares of the Corporation’s common stock, par value $0.001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, shall be automatically reclassified as and converted into one share of common stock, par value $0.001 per share, of the Corporation (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, each holder of record of Old Common Stock who would otherwise be entitlted to receive a fractional share of New Common Stock shall receive a cash payment from the Corporation in an amount equal to the number of shares of Old Common Stock resulting in such fractional share of New Common Stock multiplied by the closing price of the Corporation’s Old Common Stock on the Nasdaq SmallCap Market as of date the reverse stock split is effected.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.

SECOND: The stockholders of the Corporation signed a written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware approving the above-referenced amendments.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That said amendments shall be effective at 12:01 a.m. eastern daylight savings time on May 20, 2003.

IN WITNESS WHEREOF, said SciQuest, Inc. has caused this Certificate to be signed by its undersigned officer this 16th day of May, 2003.

SCIQUEST, INC.

/s/ JAMES J. SCHEUER

James J. Scheuer, Chief Financial Officer

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